Exhibit 3.1

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED CHARTER

OF

COMMERCE UNION BANCSHARES, INC.

Pursuant to and in accordance with applicable provisions of the Tennessee Business Corporation Act, Tenn. Code Ann. § 48-11-101 et seq. (the “Corporation Act”), the undersigned corporation adopts the following articles of amendment to its amended and restated charter:

1. The name of the corporation is Commerce Union Bancshares, Inc.

2. The amended and restated charter of the corporation is hereby amended by deleting current Section 2 of the amended and restated charter in its entirety and substituting in lieu thereof the following:

Section 2. Principal Office; Registered Office and Agent. The address of the principal office of the Company is 1736 Carothers Parkway, Suite 100, Brentwood, Tennessee 37027. The address of the registered office of the Company is 1736 Carothers Parkway, Suite 100, Brentwood, Williamson County, Tennessee 37027, and the Company’s registered agent at such registered office is DeVan D. Ard, Jr.

3. The foregoing amendment to the amended and restated charter of the corporation was duly adopted by the board of directors of the corporation on March 26, 2015, without shareholder action, shareholder approval of the amendment not being required.

4. These articles of amendment shall be effective as of 12:01 A.M., Central Time, on April 1, 2015.

Dated this 26th day of March, 2015.

COMMERCE UNION BANCSHARES, INC.

By:	/s/ William Ronald DeBerry
William Ronald DeBerry Chief Executive Officer